Oak Ridge Micro Energy Receives One Million Dollars through of Settlement of Litigation.

OAK RIDGE, Tenn., May 28, 2002 (BUSINESS WIRE) -- Oak Ridge Micro Energy Inc.(OTCBB:OKRM), a developer of thin-film lithium ion battery technology, recently received $1,000,000.00 through the settlement of litigation in which an unrelated third party sought the re-issuance of four million shares of the company's stock. That litigation was filed in the United States District Court for the District of Utah. The third party claimed that, as a result of the erroneous, but good faith, cancellation of four million shares of the company's stock, that same number of shares should be reissued. The company was named as a necessary party for the purpose of insuring that all parties in interest received notice of the proceeding and to obtain the relief sought.

The litigation was settled on terms approved as to fairness by the United States District Court. Under the settlement, the company and its stock transfer agent have reissued four million shares for delivery to the Depository Trust Corporation in exchange for payment of $1,000,000.00 and the dismissal of disputed claims. The company has received full compensation for the issuance of those shares.

Oak Ridge Micro Energy, Inc. owns the rights to a non-exclusive license from the Oak Ridge National Laboratory pertaining to rechargeable thin-film lithium batteries developed by Dr. Bates and his colleagues. As Chairman, Chief Technical and Executive Officer of Oak Ridge Micro Energy, Dr. Bates will continue his role as a technical innovator for the industry and champion of the commercialization of this technology.

Oak Ridge Micro Energy provides energy solutions to developers of micro devices through its continued innovation in the areas of thin-film energy systems. OKRM is a source of a family of rechargeable batteries to fulfill the energy needs of the microelectronics and opto-electronic industries.
This news release may contain "forward-looking statements" within the meaning of the United States Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, included in this release, including, without limitation, future plans and objectives of Oak Ridge Micro-Energy, are forward-looking statements that involve various risks and uncertainties.

There can be no assurance that such statements will prove to be accurate and actual results and future could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the company's expectations are disclosed under the heading "Risk Factors" and elsewhere in documents filed from time to time with the United States Securities Commission and other regulatory authorities.
CONTACT: Oak Ridge Micro-Energy, Inc.

OKRMinc@aol.comURL, Mark Meriwether, President, (801) 556-9928, for technical information J. R. Gaines, Jr., VP of Business Development, (614) 446-2202.